Exhibit 2.1

Execution Version

FIRST AMENDMENT TO

PURCHASE AND SALE AGREEMENT

This FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of May 17, 2012, by and among Baytex Energy USA Ltd., a Colorado corporation, 600 Seventeenth Street, Suite 1600S, Denver, Colorado 80202 (“Seller”), and Bakken Hunter, LLC, a Delaware limited liability company, 410 Seventeenth Street, Suite 1000, Denver, Colorado 80202 (“Buyer”), an affiliate of Williston Hunter, Inc. (“Williston Hunter”) and Magnum Hunter Resources Corporation.  Seller and Buyer may be referred to individually as “Party” or collectively as the “Parties.”  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Agreement (defined in the first recital below).

WHEREAS, Buyer, Seller and Williston Hunter entered into that certain Purchase and Sale Agreement dated April 17, 2012 (the “Agreement”), covering, among other matters, the purchase and sale of the Assets;

WHEREAS, Buyer, Seller and Williston Hunter desire to amend the Agreement pursuant to the terms and conditions set forth herein by entering into this Amendment;

NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.                                      Section 3.4(a).  The second to last sentence in Section 3.4(a) of the Agreement is deleted and replaced in its entirety with the following:

The term “Closing Amount” means the Purchase Price, less the Escrow Property (as defined in the Escrow Agreement) and further adjusted as provided in this Section using reasonable estimates if actual numbers are not available.

2.                                      Deletion of Section 11.2(f).  Section 11.2(f) of the Agreement is deleted for all purposes.

3.                                      Section 13.3(i).  Section 13.3(i) is hereby deleted and replaced in its entirety with the following:

At Closing, Buyer and Seller shall deliver joint instructions to the Escrow Agent to distribute the Escrow Property (as defined in the Escrow Agreement) to Seller or its QI.

4.                                      Ratification.  The parties hereto hereby ratify and approve the Agreement, as amended hereby, and the parties hereto acknowledge that all of the terms and provisions of the Agreement, as amended hereby, are and remain in full force and effect.

5.                                      Governing Law.  This Amendment will be governed by and construed in accordance with the laws of the State of North Dakota.

6.                                      Headings.  The headings used in this Amendment are for convenience of reference only and are not to affect the construction or taken into consideration in interpreting this Amendment.

7.                                      Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.

8.                                      Execution by Williston Hunter.  Williston Hunter is executing this Amendment for the sole purpose of guaranteeing Buyer’s obligations in Article 15 of the Agreement, as amended hereby.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

SELLER:

BAYTEX ENERGY USA LTD.

By:	/s/ Timothy R. Morris
Name:	Timothy R. Morris
Title:	Vice President

BUYER:

BAKKEN HUNTER, LLC

By:	Magnum Hunter Resources Corporation,
its sole member

By:	/s/ Ronald D. Ormand
Name:	Ronald D. Ormand
Title:	Executive Vice President and CFO

The following party agrees to be bound by the terms of Article 15 of the Agreement.

AFFILIATE OF BUYER:

WILLISTON HUNTER, INC.

By:	/s/ Ronald D. Ormand
Name:	Ronald D. Ormand
Title:	Executive Vice President and CFO

[Signature Page to First Amendment to Purchase and Sale Agreement]